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                                                                    EXHIBIT 10.5



                                    GUARANTY

         THIS GUARANTY (this "Guaranty") is made this 15th day of June, 2001 (the "Effective Date"), by and between Marriott International, Inc., a Delaware corporation ("Guarantor"), and HPT TRS MI-135, INC., a Delaware corporation ("Tenant").

                                    RECITALS:

         A.  Certain  Affiliates  of  Guarantor  (as  sellers)  and  Hospitality
Properties   Trust,  a  Maryland  real  estate   investment  trust  ("HPT")  (as
purchaser), are parties to that certain Purchase and Sale Agreement dated of even date herewith (the "Limited Service Purchase Contract") with respect to the three (3) hotels listed on Exhibit A attached hereto as the properties to be purchased (the "Additional Limited Service Properties").

         B. Marriott Kauai, Inc., a Delaware corporation (as seller) and HPT (as purchaser), are parties to that certain Purchase and Sale Agreement dated of even date herewith (the "Kauai Purchase Contract") with respect to the Marriott's Kauai Resort and Beach Club (the "Kauai Hotel"). (The parties referred to as sellers in Recitals A and B are hereinafter referred to individually as a "Seller" and collectively as the "Sellers," the Limited Service Purchase Contract and the Kauai Purchase Contract are referred to hereinafter collectively as the "Purchase Contracts," and the Additional Limited Service Properties and the Kauai Hotel are referred to hereinafter collectively as the "Additional Properties.")

         C. Pursuant to an Assignment and Assumption Agreement dated of even date herewith, HPT has assigned its rights under the Limited Service Purchase Contract to HPTMI Properties Trust, a Maryland real estate investment trust ("HPTMI"), and HPTMI has assumed the obligations of HPT thereunder. Pursuant to an Assignment and Assumption Agreement of even date herewith, HPT has assigned its rights under the Kauai Purchase Contract to HPTMI Hawaii, Inc. ("Kauai Owner") (HPTMI and Kauai Owner, collectively, the "Landlords"). HPTMI is also, as of the date hereof, the owner, directly or indirectly, of certain other hotels operated by Guarantor and/or its Affiliates and which are listed on Exhibit B attached hereto (the "Initial Properties").

         D. Guarantor, HPT, Landlord and Tenant are, inter alia, parties to that certain Agreement to Assign, Release, Franchise and Manage dated of even date herewith (the "Agreement to Lease") with respect to the Additional Properties and the Initial Properties (each of the four (4) Additional Properties and thirty-one (31) Initial Properties a "Property" and collectively the "Properties").

         E. As a condition precedent to closing under the Purchase Contracts with respect to each Additional Property, and as a condition precedent to consummating, from time to time, the transactions contemplated by the Agreement to Lease with respect to each Additional Property and each Initial Property: (i) Tenant is to lease each such Property from the applicable Landlord, and (ii) simultaneously with each such Property
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being leased (or the lease for such Property being assigned, as applicable), the
Affiliate of Guarantor whose business includes managing the brand of hotel under which such Property is being operated, acting in its capacity as a hotel management company (each a "Manager" and collectively the "Managers"), is to enter into a management agreement or confirmation thereof, as applicable (as the same may be amended from time to time pursuant to the terms of the Agreement to Lease or thereof, each a "Management Agreement" and collectively the "Management Agreements") with Tenant pursuant to which such Manager shall manage such Property.

         F. From and after the date each Property is leased by Tenant, such Property shall constitute a "Portfolio Property" and all of such Properties shall collectively constitute the "Portfolio Properties."

         G. The revenues generated by the operations of the Portfolio Properties are being pooled for purposes of paying operating expenses of the Portfolio Properties, fees and other amounts due to Guarantor, the Managers and Tenant, and distributions to various other persons, and working capital and reserves of the Portfolio Properties are being managed on a pooled basis, all pursuant to a Pooling Agreement dated of even date herewith between Guarantor, the Managers and Tenant (the "Pooling Agreement").

         H. It is a further condition precedent to closing under the Purchase Contracts with respect to each Additional Property, and to consummating the transactions contemplated by the Agreement to Lease with respect to each Additional Property and each Initial Property, that Guarantor provide Tenant with this Guaranty.

         I. The transactions contemplated by the Purchase Contracts, the Agreement to Lease, the Leases, the Pooling Agreement, and the Management Agreements are of direct, material and substantial benefit to Guarantor.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Landlord hereby covenant and agree as follows:


                                    SECTION 1

                                  DEFINED TERMS

         Capitalized terms used herein but not otherwise defined in this Guaranty shall have the meanings ascribed to such terms in the Management Agreements, and if not so defined therein, then in Agreement to Lease or the Pooling Agreement, as applicable. The following terms as used in this Agreement shall have the meanings set forth below:

         "Aggregate Amount Funded" is the cumulative amount of Guaranteed Amounts funded by Guarantor hereunder to the extent that Aggregate Operating Profit and/or Operating Profit of the Properties, as applicable, was insufficient to fund payment of such

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amounts  pursuant  to the  terms  of the  Pooling  Agreement  and/or  Management
Agreements, as applicable.

         "Business Day" shall have the meaning set forth in the Management Agreements.

         "Guaranteed Amounts" is a collective reference to the Aggregate Tenant's First Priority and the Tenant's First Priority (to the extent not included in Aggregate Tenant's First Priority) then due under each of the Management Agreements during the Guaranty Term determined as though Aggregate Gross Revenue, Gross Revenue (to the extent not included in Aggregate Gross Revenue), Aggregate Operating Profit or Operating Profit (to the extent not included in Aggregate Operating Profit) are at all times sufficient to pay such Aggregate Tenant's First Priority and the Tenant's First Priority when due, including that which is or becomes due on the first day of a Portfolio Accounting Period, by acceleration or otherwise to the full extent provided for in the Management Agreements, but specifically excluding any Aggregate Tenant's First Priority or Tenant's First Priority in excess of that payable during the Guaranty Term absent such acceleration.

         "Guaranty Limit" shall mean an amount equal to Fifty Million Eight Hundred Seventy Eight Thousand Five Hundred Dollars ($50,878,500). If (a) any Portfolio Property shall cease to be subject to a Management Agreement in accordance with the terms of such applicable Management Agreement for any reason other than a Manager Default thereunder, or (b) a Tenant Deconsolidation Event shall occur with respect to any Portfolio Property, or (c) if the applicable Purchase Contract shall be terminated in accordance with its terms with respect to any Additional Property or the Agreement to Lease shall be terminated with respect to any Initial Property or any Additional Property, in each instance prior to such Additional Property or Initial Property becoming a Portfolio Property, for any reason other than a default by Marriott or one or more of the Affiliates of Marriott which are a party thereto, the Guaranty Limit shall be reduced by an amount equal to (i) the Guaranty Limit at such time minus the Aggregate Amount Funded at such time, (ii) multiplied by a fraction, the numerator of which is the annual Tenant's First Priority for the affected Hotel and the denominator of which is the Aggregate Tenant's First Priority immediately prior to such reduction.

         "Tenant's First Priority Coverage" shall mean, for any period, the quotient of (i) the Aggregate Operating Profit for such Tenant's First Priority Coverage Period, divided by (ii) the Aggregate Tenant's First Priority for such Tenant's First Priority Coverage Period. The Properties used in making such calculation shall include only those Properties which are Portfolio Properties at the time of calculation.

         "Tenant's First Priority Coverage Period" shall mean any period of thirteen (13) consecutive Portfolio Accounting Periods used to calculate the subject Tenant's First Priority Coverage, provided however, that no Portfolio Accounting Period shall be eligible for inclusion in such Tenant's First Priority Coverage Period prior to the first Portfolio Accounting Period in which, as of the first day of such Portfolio Accounting Period, the Lease has been made applicable to all of the Properties (excluding any

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Additional  Properties with respect to which the applicable Purchase Contract or any Initial Properties or Additional Properties with respect to which the Agreement to Lease has been terminated).


                                    SECTION 2

                                    GUARANTY

         Subject to the terms, provisions and limitations of this Guaranty, Guarantor hereby unconditionally guarantees to Tenant the full, complete and timely payment to Tenant, without deduction by reason of any set-off, the payment of the Guaranteed Amounts, without regard to any inadequacy of the Aggregate Operating Profit, Operating Profit, Aggregate Gross Revenue or Gross Revenue.

         If during the Guaranty Term, Tenant shall fail to receive all or any portion of the Guaranteed Amounts when due, Guarantor shall pay to Tenant all Guaranteed Amounts due and unpaid. Guarantor shall make payment of such Guaranteed Amounts within four (4) Business Days of receipt by Guarantor of notice from Tenant of Tenant's failure to receive such Guaranteed Amounts. Interest at the Overdue Rate shall accrue and be owing and due by Guarantor to Tenant for any Guaranteed Amounts not paid within such four (4) Business Day period.

         In the event Guarantor and a Manager should each pay the same Guaranteed Amount to Tenant, Tenant shall promptly return to Guarantor the Guaranteed Amount (or portion thereof) which was paid by both of Guarantor and such Manager.


                                    SECTION 3

                                  GUARANTY TERM

         (a) The Guaranty Term (the "Guaranty Term") shall be the period commencing on the Effective Date and ending on the earlier to occur of:

                  (i) the date on which the Aggregate Amount Funded by Guarantor as of such date equals or exceeds the Guaranty Limit; or

                  (ii)     the last day of the  first  Tenant's  First  Priority
                           Coverage Period for which Tenant's First Priority Coverage equals or exceeds 1.3; or

                  (iii)    11:59 p.m. on December 31, 2005.

         (b) To confirm that the Aggregate Amount Funded by Guarantor hereunder equals or exceeds the Guaranty Limit, Guarantor shall send a notice (the "Guaranty Limit Notice") to Tenant which notice shall include (a) a statement from Guarantor's

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independent  outside  auditor  affirming  that such  auditor  has  reviewed  the
Aggregate Amount Funded determination of Guarantor and has found no material errors or omissions therein, (b) a certificate of an officer of Guarantor affirming the accuracy and completeness of Aggregate Amount Funded determination of Guarantor, and (c) a copy of the calculation of the Aggregate Amount Funded determination of Guarantor. Tenant, at its sole cost and expense (except as provided hereinbelow), shall be entitled to perform an independent audit to confirm the accuracy of any such determination submitted by Guarantor, provided Tenant provides notice to Guarantor of its intent to perform such audit within ninety (90) days after Guarantor's giving of the Guaranty Limit Notice to Tenant. If Tenant timely notifies Guarantor of its intent to audit, such audit shall be commenced not later than ninety (90) days after Tenant's giving of notice of its intent to audit to Guarantor, and completed within a commercially reasonable period of time thereafter, provided, however, that Tenant shall have such longer period to complete such audit as may be reasonably required as a result of Guarantor's or its Affiliates' failure or delay in cooperating as
reasonably   requested  by  Tenant  in  connection  with  such  audit.  If  such independent audit establishes that the Aggregate Amount Funded by Guarantor did not equal or exceed the Guaranty Limit, the Guaranty Term shall not end pursuant to clause (i) of this Section 3, but shall continue, subject nevertheless to all of the terms and conditions hereof (including without limitation this Section 3) and, unless such Guaranty Term Notice was inaccurate due to incorrect or incomplete material provided by Tenant, the reasonable third-party costs of such audit shall be borne by Guarantor.

         (c) To confirm that the Tenant's First Priority Coverage has met or exceeded the 1.3 ratio threshold set forth in clause (ii) hereinabove, Guarantor shall send a notice ("Coverage Test Notice") to Tenant which notice shall include (a) a statement from Guarantor's independent outside auditor affirming that such auditor has reviewed the determination for the applicable Tenant's First Priority Coverage Period and has found no material errors or omissions therein, (b) a certificate of an officer of Guarantor affirming the accuracy and completeness of the determination for the applicable Tenant's First Priority Coverage Period calculation, and (c) a copy of the calculations of Tenant's First Priority Coverage determination for the applicable Tenant's First Priority Coverage Period. Tenant, at its sole cost and expense (except as provided hereinbelow), shall be entitled to perform an independent audit to confirm the accuracy of any Tenant's First Priority Coverage determination submitted by Guarantor, provided Tenant provides notice to Guarantor of its intent to perform such audit within ninety (90) days after Guarantor's giving of the Coverage Test Notice to Tenant. If Tenant timely notifies Guarantor of its intent to audit, such audit shall be commenced not later than ninety (90) days after Tenant's giving of notice of its intent to audit to Guarantor, and completed within a commercially reasonable period of time thereafter, provided, however, that Tenant shall have such longer period to complete such audit as may be reasonably required as a result of Guarantor's or its Affiliates' failure or delay in cooperating as reasonably requested by Tenant in connection with such audit. If such independent audit establishes that the subject Tenant's First Priority Coverage being audited did not equal or exceed the aforementioned 1.3 ratio threshold, the Guaranty Term shall not end pursuant to clause (ii) of this
Section 3, but shall continue, subject nevertheless to all of the terms and conditions hereof (including without limitation this Section 3) and, unless

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such Coverage Test Notice was inaccurate due to incorrect or incomplete material provided by Tenant, the reasonable third-party costs of such audit shall be borne by Guarantor.


                                    SECTION 4

                         SPECIAL TERMINATION PROVISIONS

         Notwithstanding any term or provision to the contrary contained herein, if either of the following events shall occur, this Guaranty shall terminate in its entirety on the earlier to occur of:

         (i) a transfer of its leasehold interest in any of the Portfolio Properties by Tenant (other than to HPT or to any wholly-owned direct or indirect subsidiary of HPT) for which the Tenant's First Priority Coverage determined solely for the Portfolio Property or Properties in which such interest is being transferred exceeds the Tenant's First Priority Coverage for all of the Portfolio Properties then subject to the Pooling Agreement for the then-most recently ended Portfolio Accounting Period; or

         (ii) a transfer of any interest in any of the Properties by Tenant to a Person who meets any one of the criteria set forth in Sections 10.02.A(a) through (d) of the Management Agreements or by Landlord which fails to meet the requirements of the Owners Agreement .

         Within fifteen (15) Business Days of its receipt of a written request therefor from Tenant, Guarantor agrees that it will advise Tenant in writing whether or not Guarantor would declare this Guaranty terminated due to the occurrence of either event set forth hereinabove. Any such written request from Tenant must contain such information as may be reasonably necessary for Guarantor to determine if either event would occur, including all information necessary for Guarantor to determine if any of the events set forth in Sections 10.02.A(a) through (d) of the Management Agreements would occur.


                                    SECTION 5

                         SPECIAL MODIFICATION PROVISIONS

         In the event any of the following events shall occur, this Guaranty shall be modified as set forth hereinbelow:

         (i) if the Management Agreement is terminated with respect to a Portfolio Property pursuant to the terms and provisions thereof, other than a termination of a Management Agreement with respect to a Property due to a Manager Default; or

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         (ii) if either  Tenant or Landlord  shall  transfer  its  interest  any
Property to a Person other than HPT or a wholly-owned direct or indirect subsidiary of HPT or as otherwise permitted by Section 10.02 of the applicable Management Agreement or in violation of any applicable provision of the Owner Agreement.

         As used herein, the term "Deleted Property" shall mean that Property or Properties referenced in Subsections (i) and/or (ii) hereinabove.

         In the event either of the above-described events shall occur (a) this Guaranty shall not apply to the Tenant's First Priority (or pro rata portion thereof) for the Deleted Property accruing from and after the date of such event, and (b) with respect to all periods subsequent to the events set forth in subsections (i) and/or (ii) hereinabove, the terms "Tenant's' First Priority," "Aggregate Tenant's First Priority," and "Tenant's First Priority Coverage" shall refer only to the Portfolio Properties other than the Deleted Properties, and the term "Aggregate Amount Funded" shall refer to the sum of (I) all Guaranteed Amounts paid by Guarantor hereunder for all Properties up to the date of such event, and (II) all Guaranteed Amounts paid by Guarantor hereunder for Properties other than Deleted Properties from and after the date of such event.


                                    SECTION 6

                         CONSENT TO MANAGEMENT AGREEMENT

         Guarantor hereby unconditionally consents to the terms, covenants, and conditions of the Management Agreements.


                                    SECTION 7

                              WAIVERS BY GUARANTOR

         Guarantor hereby waives notice of acceptance of this Guaranty by Tenant and any and all notices and demands of every kind and description which may be required to be given by any statute or rule of law. Guarantor agrees that the liability of Guarantor hereunder shall in no way be affected, diminished, or released by (i) any forbearance or indulgence which may be granted to any Manager (or to any successor thereto or to any person or entity which shall have assumed the obligations thereof), or (ii) any waiver or amendment of any term, covenant, or condition in any Management Agreement, the Pooling Agreement, any Existing Lease or other Incidental Document, or (iii) the acceptance of additional security.


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                                    SECTION 8

                             ENFORCEMENT BY LANDLORD

         A. Other Rights: Subject to the terms and provisions of this Section, Guarantor agrees that this Guaranty may be enforced by Tenant without enforcing any rights it may have against any other Person or any collateral. Guarantor further agrees that nothing herein contained shall prevent Tenant from suing on any of the Management Agreements, the Pooling Agreement, the Agreement to Lease, any Existing Lease or any other Incidental Document or from exercising any other right available to it under any of the Management Agreements, the Pooling Agreement, the Agreement to Lease, any Existing Lease or any other Incidental Document or against any other Person. The exercise of any of the aforementioned rights shall not constitute a legal or equitable discharge of Guarantor, it being the purpose and intent of Guarantor that its obligations under this Guaranty shall be absolute and unconditional until the termination of this Guaranty pursuant to the terms of this Guaranty.

         B. Payment of Expenses: Guarantor agrees, as principal obligor and not as a guarantor only, to pay to Tenant forthwith upon demand, in immediately available Federal funds, all costs and expenses to third parties (including court costs and reasonable legal expenses) incurred or expended by Tenant in connection with the enforcement of this Guaranty, together with interest on amounts recoverable under this Guaranty from the time such amounts become due until payment at the Disbursement Rate. Guarantor's covenants and agreements set forth in this section shall survive the termination of this Guaranty.


                                    SECTION 9

                       CLAIMS BY GUARANTOR AGAINST MANAGER

         Nothing hereunder contained shall operate as a release or discharge, in whole or in part, of any claim of Guarantor against any Manager by subrogation or otherwise, by reason of any act done or any payment made by Guarantor pursuant to the provisions of this Guaranty; but all such claims shall be subordinate to the claims of Tenant.


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


                                   SECTION 10

                                     NOTICES

         A. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Guaranty shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

         B. All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Guaranty upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Guaranty a notice is either received on a day which is not a business day or is required to be delivered on or before a specific day which is not a business day, the day of receipt or required delivery shall automatically be extended to the next business day.

         C. All such notices shall be addressed,

if to Guarantor to:        Marriott International, Inc.
                           10400 Fernwood Road, Dept. 52-924.11
                           Bethesda, Maryland 20817
                           Attn: Treasurer
                           Telecopier No. (301) 380-5067

with a copy to:            Marriott International, Inc.
                           10400 Fernwood Road, Dept. 52-923.00
                           Bethesda, Maryland 20817
                           Attn: Lodging Operations Attorney
                           Telecopier No. (301) 380-6727

and a copy to:             Marriott International, Inc.
                           10400 Fernwood Road, Dept. 52-923.00
                           Bethesda, Maryland 20817
                           Attn: Lodging - Senior Vice President, Finance
                           Telecopier No. (301) 380-3667


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


and a copy to:             Venable, Baetjer and Howard, LLP
                           1800 Mercantile Bank and Trust Building
                           2 Hopkins Plaza
                           Baltimore, Maryland 21201
                           Attn:  James D. Wright, Esq.
                           Telecopier: (410) 244-7742


if to Tenant to:           HPT TRS MI-135, INC.
                           c/o Hospitality Properties Trust
                           400 Centre Street
                           Newton Massachusetts 02458
                           Attn: President
                           Telecopier No. (617) 969-5730

with a copy to:            Sullivan & Worcester LLP
                           One Post Office Square
                           Boston, Massachusetts 02109
                           Attn:  Alexander A. Notopoulos, Esq.
                                     Sander Ash, Esq.
                           Telecopier No. (617) 338-2880

         D. By notice given as herein provided the parties hereto and their respective successors and assigns shall have the right from time to time and at any time while this Guaranty is in effect to change their respective addresses effective upon receipt by the other party of such notice and each shall have the right to specify as its address any other address within the United States of America.


                                   SECTION 11

                          APPLICABLE LAW; JURISDICTION

         This Guaranty shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland applicable to contracts between residents of Maryland which are to be performed entirely within Maryland, regardless of (i) where any such instrument is executed or delivered; or (ii) where any payment or other performance required by any such instrument is made or required to be made; or (iii) where any breach of any provision of any such instrument occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of Maryland; or (vii) any combination of the foregoing. The parties acknowledge, consent and agree that the United States District Court of the District of Maryland and any court

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of competent  jurisdiction  in the State of Maryland shall have  jurisdiction in any proceeding instituted to enforce this Guaranty or any provision hereof and any objections to venue are hereby waived.


                                   SECTION 12

                                 BINDING EFFECT

         The rights, powers, privileges, and discretions (hereinafter referred to as the "rights") to which Tenant may be entitled hereunder shall inure to the benefit of its successors and permitted assigns. All the rights of Tenant herein are cumulative and not alternative and may be enforced successively or concurrently. Failure of Tenant to exercise any of its rights shall not be deemed a waiver thereof, and no waiver of any of Tenant's rights shall be deemed to apply to any other rights. The terms, covenants, and conditions of or imposed upon Guarantor herein shall be binding upon the successors and assigns of Guarantor.


                                   SECTION 13

                                  SEVERABILITY

         In case any provision (or any part of any provision) contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Guaranty, but this Guaranty shall be construed as if such provision (or part thereof) had never been made to the extent it is invalid, illegal or unenforceable.


                                   SECTION 14

                                     GRAMMAR

         When used herein, the singular shall include the plural; the plural the singular; and the use of any gender shall be applicable to all genders.


                                   SECTION 15

                               TIME OF THE ESSENCE

         Time is of the essence in the performance of the obligations and undertakings of the parties hereto.

                                   SECTION 16

                                    CAPTIONS

         The captions appearing in this Guaranty are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the sections of this Guaranty nor in any way affect this Guaranty.


                                   SECTION 17

                                  MISCELLANEOUS

         A. Unenforceability of Guaranteed Obligations, Etc. If any Manager is for any reason (other than by reason of any waiver, discharge or other event pursuant to the terms of the Management Agreements) under no legal obligation to pay any of the Guaranteed Amounts, or if any other moneys included in the Guaranteed Amounts have become unrecoverable from any Manager by operation of law or for any other reason, the obligations of Guarantor contained in this Guaranty shall nevertheless remain in full force and effect and shall be binding upon Guarantor.

         B. Consents and Waivers. Guarantor hereby acknowledges receipt of correct and complete copies of the Management Agreements and the Pooling Agreement, and consents to all of the terms and provisions thereof, as the same may be from time to time hereafter amended or changed in accordance therewith or the Agreement to Lease, and waives (a) notice of any default hereunder and any default, breach or nonperformance or any Default or Event of Default with respect to any of the Guaranteed Amounts under the Management Agreements or the Pooling Agreement, (b) demand for performance or observance of, and any enforcement of any provision of, or any pursuit or exhaustion of rights or remedies against the Managers, under or pursuant to the Management Agreements, or any agreement directly or indirectly relating thereto and any requirements of diligence or promptness on the part of Tenant in connection therewith, and (c) to the extent Guarantor lawfully may do so, any and all demand and notices of every kind and description with respect to the foregoing or which may be required to be given by any statute or rule of law and any defense of any kind which it may now or hereafter have with respect to this Guaranty, the Pooling Agreement, the Management Agreements or the Guaranteed Amounts.

         C. No Impairment. The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall not be affected or impaired by any waiver by Tenant of all of the Guaranteed Amounts or the performance or observance by the Managers of any of the agreements, covenants, terms or conditions contained in the Management Agreements or any indulgence in or the extension of the time for payment or performance by the Managers of any amounts payable under or in connection with the Management Agreements or any other instrument or agreement relating to the Guaranteed Amounts or of the time for performance by the Managers of any other obligations under or arising out of any of the foregoing or the extension or renewal thereof, or the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Managers set forth in any of the Management Agreements, or the voluntary or involuntary sale or other disposition of all or substantially all the assets of any of the Managers or insolvency, bankruptcy, or other similar proceedings affecting any of the Managers or any assets of any of the Managers, or the release or discharge of any of the Managers from the performance or observance of any agreement, covenant, term or condition contained in any agreement, covenant, term or condition contained in any of the foregoing by operation of law, or any other cause, whether similar or dissimilar to the foregoing.

         D. Reimbursement, Subrogation, Etc. Guarantor hereby covenants and agrees that it shall not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against the Managers or any other person with respect to the Guaranteed Amounts prior to the payment in full of the obligations of the Managers under the Management
Agreements. Until all obligations of the Managers under the Management Agreements shall have been paid and performed in full, Guarantor shall have no right of subrogation, and Guarantor waives any defense it may have based upon any election of remedies by Tenant which destroys Guarantor's subrogation rights or Guarantor's rights to proceed against the Managers for reimbursement, (including, without limitation, any loss of rights Guarantor may suffer by reason of any rights, powers or remedies of the Managers in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the indebtedness to Tenant).

         E. Remedies Cumulative. No remedy herein conferred upon Tenant is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         F. HPT's and Landlord's Liability. THE DECLARATIONS OF TRUST ESTABLISHING HPT AND LANDLORD, A COPY OF EACH OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATIONS"), ARE DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDE THAT THE NAMES "HOSPITALITY PROPERTIES TRUST" AND "HPTMI PROPERTIES TRUST" REFER TO THE TRUSTEES UNDER THE DECLARATIONS COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HPT OR LANDLORD SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HPT OR LANDLORD. ALL PERSONS DEALING WITH HPT OR LANDLORD, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF HPT OR LANDLORD, AS APPLICABLE, FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION HEREUNDER.

         G. Counterpart. The parties agree that this Guaranty may be signed in counterpart.

         H. Other Agreements. Tenant acknowledges and agrees that any advance made by Guarantor to Landlord of amounts guaranteed pursuant to that certain Amended and Restated Limited Rent Guaranty of even date herewith from Guarantor to Landlord with respect to the Existing Leases shall be deemed to be an advance made pursuant to this Guaranty for all purposes hereof and of the Pooling Agreement and the Management Agreements, and the amount of any such advance shall be included in calculating the Aggregate Amount Funded hereunder.

                   [Signatures appear on the following page.]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with the intention of creating an instrument under seal.

                                   GUARANTOR:

WITNESS:                           MARRIOTT INTERNATIONAL, INC.


/s/ John M. Steiner                By: /s/ Timothy J. Grisius (SEAL)
Name: John M. Steiner              Name:   Timothy J. Grisius
                                   Title:  Authorized Signatory


                                   TENANT:

WITNESS:                           HPT TRS MI-135, INC.


/s/ John M. Steiner                By: /s/ John G. Murray (SEAL)
Name: John M. Steiner              Name:   John G. Murray
                                   Title:  Vice President

                                    EXHIBIT A


                      Additional Limited Service Properties

                           1.       CYBM             Emeryville, CA
                           2.       SHBM             Renton, WA
                           3.       TSBM             Renton, WA

                                    EXHIBIT B

                               Initial Properties

                      1.       RIBM             Fresno, CA
                      2.       RIBM             Dallas/Richardson, TX
                      3.       RIBM             San Antonio, TX
                      4.       RIBM             Reno, Nevada
                      5.       RIBM             Fort Worth/Fossil Creek, TX
                      6.       CYBM             Fort Worth, Fossil Creek, TX
                      7.       CYBM             Houston/Hobby Airport, TX
                      8.       RIBM             Birmingham/Homewood, AL
                      9.       RIBM             Charlottesville, VA
                      10.      RIBM             Atlanta, GA
                      11.      RIBM             Fairfax/Fairlakes, VA
                      12.      RIBM             Bethlehem, PA
                      13.      CYBM             Bethlehem, PA
                      14.      CYBM             Birmingham, AL
                      15.      MHRS             Nashville, TN
                      16.      MHRS             St. Louis, MO
                      17.      TSBM             Atlanta/Norcross, GA
                      18.      TSBM             Norfolk, Newport News, VA
                      19.      TSBM             Atlanta/Northlake, GA
                      20.      TSBM             Virginia Beach, VA
                      21.      TSBM             Richmond/Northwest, VA
                      22.      TSBM             Fairfax/Chantilly, VA
                      23.      TSBM             Falls Church, Virginia
                      24.      RIBM             Raleigh Airport, NC
                      25.      CYBM             Charlston North, SC
                      26.      RIBM             Chicago/Waukegan, IL
                      27.      RIBM             Raleigh/Cary, NC
                      28.      TSBM             Chicago/W. Dundee, IL
                      29.      CYBM             Chicago/W. Dundee, IL
                      30.      TSBM             Detroit/Novi, MI
                      31.      CYBM             Detroit/Novi, MI